            As Filed with the Securities and Exchange Commission on May 21, 2004

                                               Registration No. 333-____________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM S-3

                               ------------------

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ------------------

                              LANNETT COMPANY, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                     23-0787-699
   (State Or Other Jurisdiction                  (I.R.S. Employer Identification
Of Incorporation Or Organization)                             No)

                                 9000 State Road
                        Philadelphia, Pennsylvania 19136
                                 (215) 333-9000
--------------------------------------------------------------------------------
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                 William Farber
                             Chief Executive Officer
                              Lannett Company, Inc.
                                 9000 State Road
                             Philadelphia, PA 19136
                                 (215) 333-9000

            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                               ------------------

                                   Copies To:
                            Bradley S. Rodos, Esquire
                               Fox Rothschild LLP
                         2000 Market Street, Tenth Floor
                             Philadelphia, Pa 19103
                                 (212) 299-2180

        Approximate Date of Commencement of Proposed Sale to the Public:
               From time to time after the effective date of this Registration Statement, as determined by the selling security holders.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

Title of each class                                                                               Amount of
of securities to be      Amounts to     Proposed maximum offering        Proposed maximum        registration
    registered          be registered       price per unit(1)        aggregate offering price        fee
-------------------     -------------   -------------------------    ------------------------    ------------
  Common Stock           4,000,000             $ 16.15                    $  64,600,000           $ 8,184.82

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION) DATED MAY 21, 2004

                                4,000,000 SHARES

                              LANNETT COMPANY, INC.

                                  COMMON STOCK

         We issued the shares offered by this prospectus in April 2004. Selling security holders will use this prospectus to offer and resell their shares of common stock. We will not receive any proceeds from such resales.

As used in this prospectus, the terms "we," "us," "our" and "the Company" mean Lannett Company, Inc. and its subsidiaries (unless the context plainly indicates another meaning), and the term "common stock" means our common stock.

THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is        , 2004

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----
PROSPECTUS SUMMARY.................................................      1

ABOUT THE COMPANY..................................................      1

THE OFFERING.......................................................      8

RISK FACTORS.......................................................      9

FORWARD-LOOKING STATEMENTS.........................................     16

USE OF PROCEEDS....................................................     17

SELLING SECURITY HOLDERS...........................................     17

PLAN OF DISTRIBUTION...............................................     18

DESCRIPTION OF CAPITAL STOCK.......................................     19

INCORPORATION BY REFERENCE.........................................     21

WHERE YOU CAN FIND MORE INFORMATION................................     22

LEGAL MATTERS......................................................     22

EXPERTS............................................................     22

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION MORE FULLY DESCRIBED ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9, OUR FINANCIAL STATEMENTS AND THE RELATED NOTES AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEARS ENDED JUNE 30, 2003 AND 2002, OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED SEPTEMBER 30, 2003, DECEMBER 31, 2003 AND MARCH 31, 2004, OUR PROXY STATEMENT ON FORM 14A RELATING TO OUR 2004 ANNUAL MEETING OF STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 2003, AND OUR CURRENT REPORTS ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 2003, OCTOBER 29, 2003, DECEMBER 2, 2003, JANUARY 20, 2004, FEBRUARY 17, 2004, APRIL 28, 2004 AND MAY 5, 2004 BEFORE DECIDING TO INVEST.

                                ABOUT THE COMPANY

         We were incorporated in 1942 under the laws of the Commonwealth of Pennsylvania. In 1991, we merged into Lannett Company, Inc., a Delaware corporation. The sole purpose of the merger was to reincorporate us as a Delaware corporation. We develop, manufacture, package, market and distribute pharmaceutical products sold under generic chemical names. References herein to a fiscal year refer to our fiscal year ending June 30.

         Historically, we have competed for an increasing share of the generic market. During each of the fiscal years ended June 30, 2003 and 2002, we have surpassed our historical highs in terms of net sales, gross profit, operating income, net income and total market capitalization value. This growth is a result of additions to our line of generic products, new customers, higher unit sales, increased product prices and a management focus on minimizing unnecessary overhead and administrative costs. Some of the new generic products sold by us during the past two fiscal years were developed and manufactured by us while others are manufactured by Jerome Stevens Pharmaceutical, Inc. ("JSP"), one of our primary suppliers.

PRODUCTS

         Currently, we manufacture and/or distribute twenty-three products:

              NAME OF PRODUCT                    MANUFACTURE SOURCE         MEDICAL INDICATION       EQUIVALENT BRAND
              ---------------                    ------------------         ------------------
1.) Butalbital, Aspirin and
         Caffeine Capsules                       Lannett                    Migraine Headache        Fiorinal(R)
2.) Butalbital, Aspirin, Caffeine                                                                    Fiorinal(R)
         with Codeine Capsules                   JSP                        Migraine Headache        W/Codeine
3.) Digoxin 0.125 mg Tablets                     JSP                        Heart Failure            Lanoxin(R)

4.) Digoxin 0.25 mg Tablets                      JSP                        Heart Failure            Lanoxin(R)
5.) Primidone 50 mg Tablets                      Lannett                    Epilepsy                 Mysoline(R)
6.) Primidone 250 mg Tablets                     Lannett                    Epilepsy                 Mysoline(R)
7.) Dicyclomine 10 mg Capsules                   Lannett                    Irritable Bowels         Bentyl(R)
8.) Dicyclomine 20 mg Tablets                    Lannett                    Irritable Bowels         Bentyl(R)
9.) Acetazolamide 250 mg Tablets                 Lannett                    Glaucoma                 Diamox(R)
10.) Prednisolone 5 mg Tablets                   Lannett                    Coricosteroid            Not applicable
11.) Diphenoxylate with Atropine
         Sulfate Tablets                         Lannett                    Diarrhea                 Lomotil(R)
12.) Isoniazid 300 mg Tablets                    Lannett                    Tuberculosis             Not applicable
13.) Levothyroxine Sodium 0.025 mg
         Tablets                                 JSP                        Thyroid Deficiency       Unithroid(R)
14.) Levothyroxine Sodium 0.050 mg
         Tablets                                 JSP                        Thyroid Deficiency       Unithroid(R)
15.) Levothyroxine Sodium 0.075 mg
         Tablets                                 JSP                        Thyroid Deficiency       Unithroid(R)
16.) Levothyroxine Sodium 0.088 mg
         Tablets                                 JSP                        Thyroid Deficiency       Unithroid(R)
17.) Levothyroxine Sodium 0.100 mg
         Tablets                                 JSP                        Thyroid Deficiency       Unithroid(R)
18.) Levothyroxine Sodium 0.112 mg
         Tablets                                 JSP                        Thyroid Deficiency       Unithroid(R)
19.) Levothyroxine Sodium 0.125 mg
         Tablets                                 JSP                        Thyroid Deficiency       Unithroid(R)
20.) Levothyroxine Sodium 0.150 mg
         Tablets                                 JSP                        Thyroid Deficiency       Unithroid(R)
21.) Levothyroxine Sodium 0.175 mg
         Tablets                                 JSP                        Thyroid Deficiency       Unithroid(R)
22.) Levothyroxine Sodium 0.200 mg
         Tablets                                 JSP                        Thyroid Deficiency       Unithroid(R)
23.) Levothyroxine Sodium 0.300 mg
         Tablets                                 JSP                        Thyroid Deficiency       Unithroid(R)

         All of the products currently manufactured and/or sold by us are ethical, or prescription, products. Of the products listed above, those containing butalbital, digoxin, primidone and levothyroxine sodium were our key products, contributing to more than 95% of our total net sales during the fiscal year ended June 30, 2003.

         In this prospectus, the names of all branded drugs are trademarked and the holders of the trademarks are unaffiliated pharmaceutical manufacturers, except for Unithroid, which is owned by Jerome Stevens Pharmaceuticals, Inc. Pursuant to the terms of an agreement entered into on March 23, 2004, Jerome Stevens Pharmaceuticals has licensed us the right to use the Unithroid(R) mark.

         We also have several general products under development. These products are all orally-administered, solid-dosage (i.e. tablet/capsule) products designed to be generic equivalents to brand named innovator drugs. One of these developmental products, an orally-administered obesity product, represents a generic Abbreviated New Drug Application ("ANDA") currently owned by us, but not currently manufactured and distributed for commercial consumption. As one of the oldest generic drug manufacturers in the country, formed in 1942, we currently own several ANDAs for products that we do not manufacture and market. These ANDAs are simply dormant on our records. Occasionally, we review such ANDAs to determine if the market potential for any of these older drugs has recently changed, so as to make it attractive for us to reconsider manufacturing and selling the drug. If we make the determination to reintroduce one of these products into the consumer marketplace, we must review the ANDA and related documentation to ensure that the approved product specifications, formulation and other features are feasible in our current environment. Generally, in these situations, we must file a supplement to the FDA for the applicable ANDA, informing the FDA of a significant change in the manufacturing process, the formulation, the raw material supplier or another major feature of the previously-approved ANDA. We would then redevelop the product and submit it to the FDA for supplemental approval. The FDA's approval process for ANDA supplements is similar to that of a new ANDA.

         Another developmental product is a new ANDA submitted to the FDA for approval. This ANDA is for an orally-administered prescription capsule product to treat obesity. The FDA has recently disclosed that the average amount of time to review and approve a new ANDA is approximately eighteen months. Since we have no control over the FDA review process, we are unable to anticipate whether or when we will be able to begin commercially producing and shipping this product.

         The remainder of the products in development represent either previously approved ANDAs that we are planning to reintroduce (ANDA supplements), or new formulations (new ANDAs). The products under development are at various stages in the development cycle--formulation, scale-up, and/or clinical testing. Depending on the complexity of the active ingredient's chemical characteristics, the cost of the raw material, the FDA-mandated requirement of bioequivalence studies, the cost of such studies and other developmental factors, the cost to develop a new generic product varies. It can range from $100,000 to $1 million. Some of our developmental products require bioequivalence studies, while others do not. Since we have no control over the FDA review process, we are unable to anticipate whether or when we will be able to begin producing and shipping additional products.

         We are also developing a drug product that does not require FDA approval. The FDA allows generic manufacturers to manufacture and sell products which are equivalent to innovator drugs which are grand-fathered, under FDA rules, prior to the passage of the Hatch-Waxman Act of 1984. The FDA allows generic manufacturers to produce and sell generic versions of such grand-fathered products by simply performing and internally documenting the product's stability over a period of time. Under this scenario, a generic company can forego the time and costs related to a FDA-mandated ANDA approval process. We currently have one product under development in this category. The development drug is an orally administered solid dosage product.

         We have also contracted with Spectrum Pharmaceuticals Inc., based in California, to market generic products developed and manufactured by Spectrum and/or its partners. The first applicable product under this agreement is ciproflaxacin tablets, the generic version of Cipro, an anti-bacterial drug marketed by Bayer prescribed to treat infections.

RAW MATERIALS AND INVENTORY SUPPLIERS

         The raw materials used by us in the production process consist of pharmaceutical chemicals in various forms, which are generally available from various sources. FDA approval is required in connection with the process of using active ingredient suppliers. In addition to the raw materials purchased for the production process, we purchase certain finished dosage inventories, including capsule and tablet products. We then sell these finished dosage products directly to our customers along with the finished dosage products internally manufactured. Currently, our only finished product inventory supplier is Jerome Stevens Pharmaceuticals, Inc. (JSP), in Bohemia, New York. Purchases of finished goods inventory from JSP accounted for approximately 62% of our inventory purchases in Fiscal 2003. Another supplier, Siegfried (USA), Inc., accounted for 12% of our raw inventory purchases in Fiscal 2003. Purchases of finished goods inventory from JSP accounted for approximately 26% of our raw material/finished goods inventory purchases in Fiscal 2002. Siegfried (USA), Inc. supplied 30% of our raw inventory purchases in Fiscal 2002. Generally, the raw materials purchased from suppliers are available from a number of vendors. The finished products purchased from JSP may not be available from other sources due to the limited number of FDA approvals of competitive products. If suppliers of a certain material or finished product are limited, we will generally take certain precautionary steps to avoid a disruption in supply. This includes building a satisfactory inventory level, and obtaining contractual supply commitments.

CUSTOMERS AND MARKETING

         We sell our products primarily to wholesale distributors, generic drug distributors, mail-order pharmacies, drug chains, and other pharmaceutical companies. Sales of our pharmaceutical products are made on an individual order basis. One customer, Cardinal Health, one of the largest wholesale distributors in the country, accounted for approximately 13% of net sales during the fiscal year ended June 30, 2003. Another customer, Qualitest Pharmaceuticals, a large private-label wholesale distributor, accounted for approximately 12% and 22% of net sales during the fiscal years ended June 30, 2003 and 2002, respectively. A third customer, United Research Laboratories, a large private-label wholesale distributor, accounted for 19% of net sales during the fiscal year ended June 30, 2002. We perform ongoing credit evaluations of our customers' financial condition, and have experienced no significant collection problems to date. Generally, we require no collateral from our customers. We believe that ultimately consumer demand dictates the total volume of sales for various products. In the event that our wholesale and retail customers adjust their purchasing volumes, we believe that consumer demand will be fulfilled by other wholesale or retail sources of supply. As such, we attempt to obtain strong relationships with most of the major retail chains, wholesale distributors and mail-order wholesalers in order to facilitate the supply of our products through whatever channel the consumer prefers.

         We promote our products through direct sales, the Internet, trade shows, trade publications, and bids. We also market our products through private label arrangements, whereby we produce our products with a label containing the name and logo of a customer. This practice is commonly referred to as private label business. It allows us to expand on our own internal sales efforts by using the marketing services from other well-respected pharmaceutical dosage suppliers. The focus of our sales efforts are the relationships we create with our customer accounts. Strong customer relationships have created a positive platform for us to increase our sales volumes. Advertising in the generic pharmaceutical industry is generally limited to trade publications, read by retail pharmacists, wholesale purchasing agents and other pharmaceutical decision-makers. Historically and during the fiscal years ended June 30, 2003 and 2002, our advertising expenses were immaterial. When the customer and our sales representatives make contact, we will generally offer to supply the customer with our products at fixed prices. If accepted, the customer's purchasing department will coordinate the purchase, receipt and distribution of the products throughout its distribution centers and retail outlets. Once a customer accepts our supply of product, the customer generally expects a high standard of service. This service standard includes shipping product in a timely manner on receipt of customer purchase orders, maintaining convenient and effective customer service functions and retaining a mutually-beneficial dialogue of communication. We believe that although the generic pharmaceutical industry is a commodity industry, where price is the primary factor for sales success, these additional service standards are equally important to the customers that rely on a consistent source of supply.

COMPETITION

         The manufacture and distribution of generic pharmaceutical products is a highly competitive industry. Competition is based primarily on price, service and quality. We compete primarily on this basis, as well as by flexibility (reacting to customer needs quickly and decisively - for example, shipping samples of products via overnight delivery when the customer is in critical need of inventory), availability of inventory, and by the fact that our products are available only from a limited number of suppliers. The modernization of our facilities, hiring of experienced staff, and implementation of inventory and quality control programs have improved our competitive position over the past five years.

GOVERNMENT REGULATION

         Pharmaceutical manufacturers are subject to extensive regulation by the federal government, principally by the FDA and the Drug Enforcement Agency ("DEA"), and, to a lesser extent, by other federal regulatory bodies and state governments. The Federal Food, Drug and Cosmetic Act, the Controlled Substance Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, pricing, advertising and promotion of our generic drug products. Noncompliance with applicable regulations can result in fines, recall and seizure of products, total or partial suspension of production, personal and/or corporate prosecution and debarment, and refusal of the government to approve new drug applications. The FDA also has the authority to revoke previously approved drug products.

         Generally, FDA approval is required before a prescription drug can be marketed. The approval procedures are quite extensive. A new drug is one not generally recognized by qualified experts as safe and effective for its intended use. New drugs are typically developed and submitted to the FDA by companies expecting to brand the product, and sell it as a new medical treatment. The FDA review process for new drugs is very extensive; and it requires a substantial investment to research and test the drug candidate. However, less burdensome approval procedures may be used for generic equivalents. Typically, the investment required to develop a generic drug is less costly than the brand innovator drug. There are currently three ways to obtain FDA approval of a drug:

New Drug Applications ("NDA"): Unless one of the two procedures discussed in the following paragraphs is available, a manufacturer must conduct and submit to the FDA complete clinical studies to establish a drug's safety and efficacy.

Abbreviated New Drug Applications ("ANDA"): An ANDA is similar to an NDA, except that the FDA waives the requirement of complete clinical studies of safety and efficacy, although it may require bioavailability and bioequivalence studies. The FDA has recently stated that the average review and approval time for a new ANDA is approximately 18 months. "Bioavailability" indicates the rate of absorption and levels of concentration of a drug in the bloodstream needed to produce a therapeutic effect. "Bioequivalence" compares one drug product with another, and indicates if the rate of absorption and the levels of concentration of a generic drug in the body are within prescribed statistical limits to those of a previously approved drug. Under the Drug Price Act, an ANDA may be submitted for a drug on the basis that it is the equivalent of an approved drug, regardless of when such other drug was approved. The Drug Price Act, in addition to establishing a new ANDA procedure, created statutory protections for approved brand name drugs. Under the Drug Price Act, an ANDA for a generic drug may not be made effective until all relevant product and use patents for the brand name drug have expired or have been determined to be invalid. Prior to enactment of the Drug Price Act, the FDA gave no consideration to the patent status of a previously approved drug. Additionally, the Drug Price Act extends for up to five years the term of a product or use patent covering a drug to compensate the patent holder for the reduction of the effective market life of a patent due to federal regulatory review. With respect to certain drugs not covered by patents, the Drug Price Act sets specified time periods of two to ten years during which ANDAs for generic drugs cannot become effective or, under certain circumstances, cannot be filed if the brand name drug was approved after December 31, 1981. We use the ANDA process for submission of our developmental generic drug candidates.

Paper New Drug Applications ("PAPER NDA"): For a drug that is identical to a drug first approved after 1962, a prospective manufacturer need not go through the full NDA procedure. Instead, it may demonstrate safety and efficacy by relying on published literature and reports. The manufacturer must also submit, if the FDA so requires, bioavailability or bioequivalence data illustrating that the generic drug formulation produces the same effects, within an acceptable range, as the previously approved innovator drug. Because published literature to support the safety and efficacy of post-1962 drugs may not be available, this procedure is of limited utility to generic drug manufacturers. Moreover, the utility of Paper NDAs has been further diminished by the recently broadened availability of the ANDA process, as described above.

         Among the requirements for new drug approval is the requirement that the prospective manufacturer's methods conform to the FDA's current good manufacturing practices ("CGMP Regulations"). The CGMP Regulations must be followed at all times during which the approved drug is manufactured. In complying with the standards set forth in the CGMP Regulations, the Company must continue to expend time, money and effort in the areas of production and quality control to ensure full technical compliance. Failure to comply with the CGMP Regulations risks possible FDA action such as the seizure of noncomplying drug products or, through the Department of Justice, enjoining the manufacture of such products.

         We are also subject to federal, state and local laws of general applicability, such as laws regulating working conditions, and the storage, transportation or discharge of items that may be considered hazardous substances, hazardous waste or environmental contaminants. We monitor our compliance with all environmental laws. Compliance costs are charged against operations when incurred. We incurred no monitoring costs during the fiscal years ended June 30, 2003 and 2002.

RECENT DEVELOPMENTS

         Perrigo Transaction

         William Farber ("Mr. Farber"), our Chief Executive Officer and Chairman of the Board of the Company, beneficially owns 13,518,629 shares of our common stock which represents approximately 56.2% of our outstanding common stock.

         Pursuant to a Stock Purchase Option Agreement (the "Option"), incorporated by reference in this prospectus, Mr. Farber has granted an irrevocable option to Perrigo Company ("Perrigo") to purchase all of his shares of our common stock for $14.56 per share plus contingent additional consideration. Perrigo has the right to exercise the Option, and buy Mr. Farber's stock, any time between now and August 6, 2004. If Perrigo exercises the Option and acquires Mr. Farber's shares of our common stock, Perrigo is obligated pursuant to the Option to either make a tender offer (to the extent permitted by law) to our remaining shareholders or to use its commercially reasonable efforts to enter into a business combination with us that could result in Perrigo acquiring the remaining outstanding shares of our common stock. The total price per share to be paid pursuant to any such tender offer or business combination must be no less than the higher of (i) $17.84, and (ii) the total price per share paid to Mr. Farber, including any contingent additional consideration. The decision to recommend or not recommend any such tender offer or approve or disapprove of any such business combination will rest with a special committee of the Company's Board of Directors and/or the remaining stockholders.

         Because of Mr. Farber's large percentage ownership interest in our Company, if Perrigo exercises the Option, such a sale of his Common Stock would constitute a change of control and could lead to other consequences, including a change in our present board of directors or management. However, this decision would rest solely in the hands of Perrigo.

Jerome Stevens Pharmaceuticals Transaction

         On March 23, 2004, we entered into an agreement with JSP granting us exclusive distribution rights in the United States to the current line of JSP products, in exchange for four million (4,000,000) shares of our common stock. We have agreed to register these shares and these shares are the shares being registered under this Registration Statement. According to the agreement, which has a term of ten years, JSP will supply us with Butalbital with Aspirin, Caffeine and Codeine Phosphate capsules, Digoxin tablets and Levothroxine Sodium tablets sold under the generic name and the brand name "Unithroid" (collectively referred to as the "JSP Products"). Our obligation to issue the four million (4,000,000) shares was subject to the receipt of a fairness opinion issued by a recognized and reputable investment banking firm in opining that the issuance of the four million (4,000,000) shares and the resulting dilution of the ownership interest of or minority stockholders was fair to such stockholders in view of the JSP Products' contribution or potential contribution to our profitability. We received the fairness opinion on April 20, 2004 and issued the shares to JSP's designees on that date.

                                  THE OFFERING

ISSUER                     Lannett Company, Inc

SECURITIES OFFERED         4,000,000 shares of Common Stock

TRADING The shares of Common Stock are eligible for trading on The American Stock Exchange under the symbol "LCI".

USE OF PROCEEDS            We will not receive any proceeds from the sale by the
                           selling security holders of the common stock. See
                           "Use of Proceeds."

                                  RISK FACTORS

         AN INVESTMENT IN THE COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS BEFORE PURCHASING ANY COMMON STOCK. THESE FACTORS, AND OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED AND REFLECTED IN FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS AND PRESENTED ELSEWHERE BY OUR MANAGEMENT FROM TIME TO TIME. SEE "FORWARD-LOOKING STATEMENTS."

OUR SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE NEW PRODUCTS.

         Our future results of operations depend, to a significant degree, upon our ability to successfully commercialize additional generic pharmaceutical products. We must develop, test and manufacture generic products as well as prove that our generic products are the bio-equivalent to their branded counterparts. All of our products must meet regulatory standards and receive regulatory approvals. The development and commercialization process is both time consuming and costly and involves a high degree of business risk. Our products currently under development, if and when fully developed and tested, may not perform as we expect, necessary regulatory approvals may not be obtained in a timely manner, if at all, and such products may not be able to be successfully and profitably produced and marketed. If we are unable to offer our customers numerous products that respond to their market-driven need for a variety of generic alternatives, our revenues and profitability may be negatively impacted. Delays in any part of the process or our inability to obtain regulatory approval of our products could adversely affect our operating results by restricting our introduction of new products. Generally, the successful commercial marketing of our products depends on completing the following steps in a time frame to allow us to be among the first to market a particular generic version of a product: developing and testing the product; proving that the generic product is bio-equivalent to the reference listed drug product; and filing for and receiving regulatory approvals to manufacture and sell the product in a timely manner.

OUR GENERIC PHARMACEUTICAL PRODUCTS FACE INTENSE COMPETITION FROM BRAND-NAME COMPANIES THAT SELL THEIR OWN GENERIC PRODUCTS OR SUCCESSFULLY EXTEND THEIR MARKET EXCLUSIVITY PERIOD.

         Competition in the U.S. generic pharmaceutical market continues to intensify as the pharmaceutical industry adjusts to increased pressures to contain health care costs. Brand-name companies continue to sell their products into the generic market directly by acquiring or forming strategic alliances with generic pharmaceutical companies ("authorized generics"). No regulatory approvals are required for a brand-name manufacturer to sell directly or through a third party to the generic market. Brand-name manufacturers do not face any other significant barriers to entry into such market. In addition, such companies continually seek new ways to defeat generic competition, such as filing new patents on drugs whose original patent protection is about to expire, developing patented controlled-release products, changing product claims and product labeling or developing and marketing as over-the-counter products those branded products which are about to face generic competition, where the FDA allows the switch from prescription drugs only to over-the-counter drugs.

OUR REVENUES AND PROFITS FROM ANY PARTICULAR GENERIC PHARMACEUTICAL DECLINE AS OUR COMPETITORS INTRODUCE THEIR OWN GENERIC EQUIVALENTS.

         Generic pharmaceuticals that are launched when there is limited or no other generic competition are typically sold at higher selling prices than when there are several generic pharmaceutical alternatives available. As a result, such products often produce higher gross profit margins. As competition from other manufacturers intensifies, selling prices and gross profit margins typically decline. To the extent that we succeed in being first to market with a generic version of a significant product, our sales and profitability can be substantially increased in the period following the introduction of such product and prior to additional competitors' introduction of an equivalent product. Our ability to sustain our sales and profitability on our products over time is dependent on both the number of new competitors for such products and the timing of their approvals. Our overall profitability depends on our ability to continuously introduce new products as to which it can be first to market or otherwise can gain significant market share.

IF BRANDED PHARMACEUTICAL COMPANIES ARE SUCCESSFUL IN LIMITING THE USE OF GENERICS THROUGH THEIR LEGISLATIVE AND REGULATORY EFFORTS, OUR SALES OF GENERIC PRODUCTS MAY SUFFER.

         Many branded pharmaceutical companies increasingly have used state and federal legislative and regulatory means to delay generic competition. These efforts have included:

         - pursuing new patents for existing products which may be granted just before the expiration of one patent which could extend patent protection for additional years or otherwise delay the launch of generics;

         - using the Citizen Petition process to request amendments to FDA standards;

         - seeking changes to U.S. Pharmacopeia, an organization which publishes industry recognized compendia of drug standards;

         - attaching patent extension amendments to non-related federal legislation; and

         - engaging in state-by-state initiatives to enact legislation that restricts the substitution of some generic drugs which could have an impact on products that we are developing; and

         - listing with the FDA patents that have the effect of potentially delaying approval of the off-patent product by up to 30 months, and in some cases, such patents have been listed with the FDA after the key chemical patent on the branded drug product has expired or been litigated, causing additional delays in obtaining FDA approval.

If branded pharmaceutical companies are successful in limiting the use of generic products through these or other means, our sales of generic products may decline. If we experience a material decline in generic product sales, our results of operations, financial condition and cash flows will suffer.

THE DESIGN, DEVELOPMENT, MANUFACTURE AND SALE OF OUR PRODUCTS INVOLVES THE RISK OF PRODUCT LIABILITY CLAIMS BY CONSUMERS AND OTHER THIRD PARTIES, AND INSURANCE AGAINST SUCH POTENTIAL CLAIMS IS EXPENSIVE AND MAY BE DIFFICULT TO OBTAIN.

         The design, development, manufacture and sale of our products involve an inherent risk of product liability claims and the associated adverse publicity. Insurance coverage is expensive and may be difficult to obtain, and may not be available in the future on acceptable terms, or at all. We are subject to renewal of most of our insurance policies each year and changes are anticipated at each renewal. In recent years, we have experienced significant increases in our insurance costs and coverage reductions including coverage exclusions pertaining to certain products that we now manufacture or may manufacture in the future. Our inability to obtain and maintain sufficient insurance coverage on reasonable terms could materially adversely affect our business, financial condition and results of operations. Although we currently maintain product liability insurance for our products in amounts we believe to be commercially reasonable, if the coverage limits of these insurance policies are not adequate, a claim brought against us, whether covered by insurance or not, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Even unsuccessful product liability claims could require us to spend money on litigation, divert management's time, damage its reputation and impair the marketability of our products.

OUR STOCK IS CONTROLLED BY ONE SHAREHOLDER, WHO HAS GRANTED AN OPTION TO ACQUIRE ALL OF HIS SHARES.

         As of May 5, 2004, William Farber beneficially owned approximately 56.2% of the outstanding shares of our common stock. Mr. Farber is able to control the outcome of stockholder votes, including votes concerning the election of the majority of directors, the adoption or amendment of provisions in the Company's certificate of incorporation or bylaws, the approval of mergers, decisions affecting its capital structure and other significant corporate transactions. The interests of Mr. Farber may conflict with your interests. His control could also have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management or limiting the ability of our shareholders to approve transactions that they may deem to be in their best interests.

         Mr. Farber has granted Perrigo Company the right, through August 6, 2004, to acquire all of the shares of our common stock held by him and his spouse. If Perrigo Company exercises such right, it has committed to either making a tender offer to our remaining shareholders or to use its commercially reasonable efforts to enter into a business combination with us. Perrigo Company has not indicated whether it intends to exercise its option.

THIRD PARTIES MAY CLAIM THAT WE INFRINGE THEIR PROPRIETARY RIGHTS AND MAY PREVENT US FROM MANUFACTURING AND SELLING SOME OF OUR PRODUCTS.

         The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We may have to defend against charges that we violated patents or proprietary rights of third parties. This is especially true in the case of generic products on which the patent covering the branded product is expiring, an area where infringement litigation is prevalent, and in the case of new branded products where a competitor has obtained patents for similar products.

         Companies that seek to market generic versions of brand-name products can be sued for infringing patents that purportedly cover such products and/or methods of using such products if the proposed marketing is to occur before such patents expire. More specifically, when we file an ANDA with the FDA for approval of a generic drug, we must certify that no patents are listed in the Orange Book, the FDA's reference listing of approved drugs, or listed patents that have expired. On the other hand, we may certify that any patent listed as covering the brand-name product and/or a method of using that product is invalid, is unenforceable, or will not be infringed by the manufacture, sale or use of the generic drug for which the ANDA is filed - usually referred to as a Paragraph IV Certification. In that case, we are required to notify the patent holder and NDA holder that such patent is not infringed, is unenforceable, or is invalid. The patent holder has forty-five (45) days from receipt of the notice in which to sue for patent infringement to obtain injunctive relief and, in some instances, to seek attorneys' fees. Currently, we have not filed any Paragraph IV Certifications in our ANDAs because the ANDAs submitted did not contest with any patents for the applicable innovator drugs.

         Litigation may be costly and time-consuming, and could divert the attention of our management and technical personnel. In addition, if we infringe on the rights of others, we could lose our right to develop or manufacture products or could be required to pay monetary damages or royalties to license proprietary rights from third parties. Although the parties to patent and intellectual property disputes in the pharmaceutical industry have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on terms we believe to be acceptable. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling a number of our products, which could harm our business, financial condition, results of operations and cash flows.

WE ARE SUBJECT TO GOVERNMENT REGULATION THAT INCREASES OUR COSTS AND, IF WE ARE UNABLE TO OBTAIN REGULATORY APPROVALS, IT COULD PREVENT US FROM MARKETING OR SELLING OUR PRODUCTS.

         We are subject to extensive pharmaceutical industry regulation. We cannot predict the extent to which we may be affected by legislative and other regulatory developments concerning our products.

         We are dependent on obtaining timely regulatory approvals before marketing the majority of our products. Any manufacturer failing to comply with FDA or other applicable regulatory agency requirements may be unable to obtain approvals for the introduction of new products and, even after approval, initial product shipments may be delayed. The FDA also has the authority to revoke drug approvals previously granted and remove from the market previously approved drug products containing ingredients no longer approved by the FDA. Our major facilities and products are periodically inspected by the FDA, which has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the power to suspend approval of new drug applications, seize, force to recall and prohibit the sale or import of non-complying products, and halt operations of and criminally prosecute non-complying manufacturers. Although we devote significant time, effort and expense to addressing the extensive government regulations applicable to our business and obtaining regulatory approvals, we remain subject to the risk of being unable to obtain necessary approvals on a timely basis, if at all. Delays in receiving regulatory approvals could adversely affect our ability to market our products.

RECENT CHANGES IN THE REGULATORY ENVIRONMENT MAY PREVENT US FROM EXPLOITING THE EXCLUSIVITY PERIODS THAT ARE CRITICAL TO THE SUCCESS OF OUR GENERIC PRODUCTS.

         The FDA's policy regarding the award of 180-days market exclusivity to generic manufacturers who challenge patents relating to specific products continues to be the subject of much litigation in the United States. The FDA's current interpretation of the Waxman-Hatch Act is to award 180 days of exclusivity to the first generic manufacturer who files a Paragraph IV certification under the Act challenging the patent of the branded product, regardless of whether the manufacturer was sued for patent infringement. Although the FDA's interpretation may benefit some of the products in our pipeline, it may adversely affect others.

         The Waxman-Hatch Act provides that the period of 180-day exclusivity is triggered by the earlier of a court decision finding the patent at issue invalid, unenforceable or not infringed or the commercial marketing of the product. Under certain circumstances, we may not be able to exploit our 180-day exclusivity period completely since it may be triggered prior to our being able to market the product.

         For example, the exclusivity may be triggered by a court decision before we have received final FDA approval. If we choose to bring a product to market prior to receiving a final ruling and an appellate court overturns the initial ruling, we could face significant infringement damages. In addition to these issues, our patent challenges may be unsuccessful, which may result in a bar to the FDA granting market approval until the relevant patent expires. Another recent FDA ruling allows for joint 180-day exclusivity under certain circumstances. As a result, there may be certain circumstances in which we may share our exclusivity with one or more companies. In addition, new legislation was recently enacted, which may have an effect on the FDA's interpretation of 180-day exclusivity in ways that we cannot predict at this time.

IF WE ARE UNABLE TO OBTAIN SUFFICIENT SUPPLIES FROM KEY SUPPLIERS THAT IN SOME CASES MAY BE THE ONLY SOURCE OF FINISHED PRODUCTS OR RAW MATERIALS, OUR ABILITY TO DELIVER OUR PRODUCTS TO THE MARKET MAY BE IMPEDED.

         We are required to identify the supplier(s) of all the raw materials for our products in our applications with the FDA. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some products and raw materials are available only from a single source and, in some of our drug applications, only one supplier of products and raw materials has been identified, even in instances where multiple sources exist. From time to time, certain of our outside suppliers have experienced regulatory or supply-related difficulties that have inhibited their ability to deliver products and raw materials to us, causing supply delays or interruptions. In the event an existing supplier should lose its regulatory status as an approved source, we would attempt to locate a qualified alternative. To the extent any difficulties experienced by our suppliers cannot be resolved within a reasonable time, and at reasonable cost, or if raw materials for a particular product become unavailable from an approved supplier and we are required to qualify a new supplier with the FDA, our profit margins and market share for the affected product could decrease, as well as delay our development and sales and marketing efforts. One supplier, JSP, accounted for 65% of our raw material and finished goods inventory purchased during the fiscal year ended June 30, 2003.

DUE TO OUR DEPENDENCE ON A LIMITED NUMBER OF PRODUCTS, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED IF THESE PRODUCTS DO NOT PERFORM AS WELL AS EXPECTED.

We generate a significant portion of our total revenues and gross margin from the sale of a limited number of products. For the fiscal year ended June 30, 2003, approximately 95% of our total revenues were derived from the aggregate sales of Primidone tablets, Levothryoxine tablets, Digoxin tablets, Butalbital, Aspirin, Caffeine capsules and Butalbital, Aspirin, Caffeine with Codeine capsules. For the nine months ended March 31, 2004, approximately 98% of our total revenues were derived from the aggregate sales of Primidone tablets, Levothyroxine tablets, Digoxin tablets, Butalbital, Aspirin, Caffeine capsules and Butalbital, Aspirin, Caffeine with Codeine capsules. Any material adverse developments, including increased competition, with respect to the sale or use of these products, or our failure to successfully introduce other key products, could have a material adverse effect on our revenues and gross margin.

OUR POLICIES REGARDING RETURNS, ALLOWANCES AND CHARGEBACKS, AND MARKETING PROGRAMS ADOPTED BY WHOLESALERS, MAY REDUCE OUR REVENUES IN FUTURE FISCAL PERIODS.

         Based on industry practice, generic product manufacturers, including us, have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, from time to time, we give our customers credits on our generic products that our customers hold in inventory after we have decreased the market prices of the same generic products. Therefore, if new competitors enter the marketplace and significantly lower the prices of any of their competing products, we would likely reduce the price of our product. As a result, we would be obligated to provide significant credits to our customers who are then holding inventories of such products, which could reduce sales revenue and gross margin for the period the credit is provided. Like our competitors, we also give credits for chargebacks to wholesale customers that have contracts with us for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A chargeback is the difference between the price the wholesale customer pays and the price that the wholesale customer's end-customer pays for a product. Although we establish reserves based on our prior experience and our best estimates of the impact that these policies may have in subsequent periods, we cannot ensure that our reserves are adequate or that actual product returns, allowances and chargebacks will not exceed our estimates.

THE LOSS OF OUR KEY PERSONNEL COULD CAUSE OUR BUSINESS TO SUFFER.

         The success of our present and future operations will depend, to a significant extent, upon the experience, abilities and continued services of key personnel. For example, although we have other senior management personnel, a significant loss of the services of William Farber, our Chief Executive Officer, Arthur Bedrosian, our President, Kevin Smith, our Vice President of Sales and Marketing, or Larry Dalesandro, our Chief Financial Officer, or other senior executive officers could cause our business to suffer. We cannot assure the holders that we will be able to attract and retain key personnel. We have entered into employment agreements with certain of our senior executive officers, including Mr. Bedrosian. We do not carry key-man life insurance on any of our officers.

SALES OF OUR PRODUCTS MAY CONTINUE TO BE ADVERSELY AFFECTED BY THE CONTINUING CONSOLIDATION OF OUR DISTRIBUTION NETWORK AND THE CONCENTRATION OF OUR CUSTOMER BASE.

         Our principal customers are mail order pharmacies, wholesale drug distributors and major retail drug store chains. These customers comprise a significant part of the distribution network for pharmaceutical products in the U.S. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions among wholesale distributors and the growth of large retail drug store chains. As a result, a small number of large wholesale distributors control a significant share of the market. We expect that consolidation of drug wholesalers and retailers will increase pricing and other competitive pressures on drug manufacturers, including our company. For the fiscal year ended June 30, 2003, our two largest customers accounted for 13% and 12%, respectively, of our net revenues. The loss of either of these customers could materially adversely affect our business, results of operations and financial condition. In addition, none of our customers are party to any long-term supply agreements with us, which would enable them to change suppliers freely should they wish to do so.

OUR ANTICIPATED GROWTH COULD PLACE A STRAIN ON OUR MANAGEMENT, AND IF WE FAIL TO MANAGE SUCCESSFULLY OUR EXPANSION, OUR OPERATIONS MAY BE DISRUPTED AND OUR BUSINESS MAY BE ADVERSELY AFFECTED.

         We believe that we need to continue to expand our operations, organically and/or through acquisitions, in order to remain competitive. We have recently experienced an increase in our revenues that, together with our anticipated growth, could place a strain on our management and accounting systems and financial and other resources. Our ability to implement successfully our business plan in a rapidly evolving market will require an effective planning and management process, close coordination with, and the support of, our suppliers and ensuring the availability of adequate working capital financing. We must continue to improve and effectively utilize our existing, and assimilate any later acquired, operational, management, accounting, marketing and financial systems and successfully recruit, hire, train, retain and manage personnel, which we may be unable to do. Further, we will need to develop and maintain close coordination among our technical, finance, accounting, marketing, sales and production staffs. We cannot assure you that we will be able to successfully manage our expansion.

INVESTORS SHOULD NOT LOOK TO DIVIDENDS AS A SOURCE OF INCOME.

         We have not paid any cash dividends since inception. In addition, we do not anticipate paying cash dividends in the foreseeable future. Consequently, any economic return to a stockholder will be derived, if at all, from appreciation in the price of our stock, and not as a result of dividend payments.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference certain forward-looking statements, and we intend that such forward-looking statements be subject to the safe harbor provisions of the federal securities laws. When used, statements that are not historical in nature, including those containing words such as "anticipate," "estimate," "should," "expect," "believe," "plan," "may," "will," "intend" and words of similar import, are intended to identify forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our future operations and other events and developments. You are cautioned that, while our forward-looking statements reflect our good faith belief and reasonable judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Statements regarding the following subjects are forward-looking by their nature:

         -        competitive factors;

         -        general economic and financial conditions;

         - relationships with pharmaceutical companies, supplies and customers;

         -        the ability to develop safe and efficacious drugs;

         -        variability, amounts of revenues and gross margin;

         -        ability to enter into future collaborative agreements;

         -        governmental regulation;

         -        changes in industry practices;

         -        one-time or non-recurring events;

         -        our business strategy;

         -        projected sources and uses of funds from operations;

         -        potential liability with respect to legal proceedings; and

         - potential effects of proposed legislation and regulatory action.

         Other risks, uncertainties and other factors, including those discussed under the "Risk Factors" section of this prospectus, could cause our actual results to differ materially from those projected in any forward-looking statements that we make. We are not obligated, and assume no duty, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements, whether made in this prospectus or elsewhere, should be considered in context with the risk factors discussed or incorporated by reference in this prospectus and the disclosures made by us about our business and operations in our public reports incorporated herein by reference.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale by any selling security holder of the shares of common stock.

                            SELLING SECURITY HOLDERS

We originally issued the shares being registered hereunder on April 20, 2004 pursuant to a supply agreement that we entered into as of March 23, 2004 with Jerome Stevens Pharmaceuticals, Inc.

The following table contains information as of May 5, 2004, with respect to the selling security holders and the number of shares of common stock beneficially owned by each of the selling security holders that may be offered using this prospectus.

                                                                                                      Percentage
                                                                                                    of Outstanding
                                                                                                      Common Stock
                                                         Percentage of                             to be Beneficially
                               Number of Shares of     Outstanding Common     Number of Shares        Owned after
                                   Common Stock        Stock Beneficially     of Common Stock          Conducting
         Name                   Beneficiary Owned           Owned(1)             to be Sold          the Offering(1)
         ----                  -------------------     ------------------     ----------------     ------------------
Ronald Steinlauf                    1,000,000                 4.2%               1,000,000                 -
Deborah A. Akeson                   1,000,000                 4.2%               1,000,000                 -
The Steinlauf Family Trust          1,000,000                 4.2%               1,000,000                 -
Jerome Steinlauf                      500,000                 2.1%                 500,000                 -
Amelia Steinlauf                      500,000                 2.1%                 500,000                 -

(1) Calculated based on 24,074,335 shares of common stock outstanding as of May 5, 2004.

We prepared this table based upon the information supplied to us in writing by the selling security holders named in the table.

The selling security holders listed in the above table may have sold or transferred, in transactions intended to be exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the above table is presented. Information about the selling security holders may change over time. Any changed or additional information will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part, if required.

Because the selling security holders may offer all or some of their shares of common stock from time to time, we cannot estimate the amount of shares of common stock that will be held by the selling security holders at any given time. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the resale of the shares of common stock offered by this prospectus. The shares of common stock may be resold from time to time to purchasers:

         -        directly by the selling security holders; or

         - through underwriters, broker-dealers or agents that may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the common stock.

The selling security holders and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the shares of common stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were to be deemed underwriters, the selling security holders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the shares of common stock are sold through underwriters or broker-dealers or agents, the selling security holders will be responsible for all underwriting discounts or commissions or agent's commissions.

The shares of common stock may be sold in one or more transactions at fixed prices;

         -        prevailing market prices at the time of sale;

         -        varying prices determined at the time of sale; or

         -        negotiated prices.

These sales may be effected in transactions:

         - on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of the sale, including the American Stock Exchange;

         -        in the over-the-counter market;

         - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

         -        through the writing of call or put options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. These broker-dealers may, in turn, engage in short sales of the shares of common stock in the course of hedging their positions. The selling security holders may also sell the shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that, in turn may sell the shares of common stock.

To our knowledge, there are currently no plans, arrangements or understandings between or among any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock by the selling security holders. There can be no assurance that any selling security holders will sell any or all of the shares of common stock offered by them pursuant to this prospectus. Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A, rather than pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, distribute, devise or gift the shares of common stock by other means not described in this prospectus.

Our shares of common stock trade on the American Stock Exchange under the symbol "LCI".

The selling security holders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may adversely affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of any underwriters, brokers, dealers and agents.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         We are a Delaware corporation authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share. As of May 5, 2004, 24,074,335 shares of our common stock were issued and outstanding.

         Holders of our common stock are entitled to one vote per share on all matters to be voted upon (or consented to) by our stockholders, including the election of our directors. Our certificate of incorporation does not provide for cumulative voting in the election of directors. As of May 5, 2004, we had 265 holders of record of our common stock.

         Holders of our common stock are entitled to receive such dividends when, as and if declared by our board of directors out of funds legally available therefor. The declaration of any future dividends will be subject to our earnings, financial condition, capital requirements, contractual restrictions and other relevant factors. We have never paid any dividends.

         In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share ratably in any assets remaining after payment of our liabilities and after satisfaction of the liquidation preferences of any then outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or redemption rights and are not subject to assessment by us. All of the currently outstanding shares of our common stock are fully paid and nonassessable. Our business is managed by our board of directors, which presently has four members.

STOCK OPTION PLANS

         As of June 30, 2003, we had 1,125,000 shares of common stock reserved for issuance under our stock option plans. As of May 5, 2004, options to purchase an aggregate of 589,359 shares had been granted and are currently outstanding. This includes 332,474 shares granted under our 1993 Stock Option Plans that expired in February 2003. For a description of our 2003 Stock Option Plan and the stock options granted pursuant thereto, see our proxy statement on Form 14A filed with the SEC on January 23, 2003 and incorporated herein by reference.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

         In accordance with the Delaware General Corporation Law, or the DGCL, our certificate of incorporation expressly provides that our directors are not liable to us or to our stockholders for monetary damages for breach(es) of fiduciary duty as a director except to the extent otherwise provided by applicable law. Under the DGCL, a director's liability may not be eliminated:

         - for any breach(es) of the director's duty of loyalty to us or to our stockholders;

         - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         - for certain unlawful dividend payments or stock redemptions or repurchases; and

         - for any transaction from which the director derives an improper personal benefit.

         Additionally, under recent Delaware court decisions, a director's liability may not be limited or eliminated for a "conscious disregard of a known risk" that calls into question whether the director had acted in good faith.

         The effect of the provisions of our certificate of incorporation is generally to eliminate our right and the rights of our stockholders to recover monetary damages against a director for his breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent conduct). These provisions do not limit or eliminate our right or the right of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care.

         Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL.

                           INCORPORATION BY REFERENCE

         We are "incorporating by reference" in this prospectus certain information that we have filed and will file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information expressly contained in this prospectus. This prospectus incorporates by reference the following documents, each of which we have previously filed with the SEC and contains important information about us and our operations and financial condition:

         - Our Annual Report on Form 10-KSB for the fiscal years ended June 30, 2003 and 2002, including all materials incorporated by reference therein;

         - Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

         - Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003;

         -        Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2004;

         - Our Proxy Statement on Form 14A relating to our 2004 annual meeting of stockholders and filed with the SEC on November 6, 2003; and

o Our Current Reports on Form 8-K that we filed with the SEC on August 26, 2003, October 29, 2003, December 2, 2003, January 20, 2004, February 17, 2004, April 28, 2004 and May 5, 2004.

         All reports that we file with the SEC pursuant to Sections 13(a), 13(c) or 14 of the Exchange Act from the date of this prospectus until the completion of the offering of the shares of common stock shall also deemed to be incorporated herein by reference.

         Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be supplemented, modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document that is also incorporated or is deemed to be incorporated by reference in this prospectus supplements, modifies or supersedes such statement. Any such statement so modified or superseded will be deemed not, except as so modified or superseded, to constitute a part of this prospectus.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

                              Lannett Company, Inc.
                                 9000 State Road
                             Philadelphia, PA 19136
                                 (215) 333-9000

         Exhibits to the filings, however, will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov".

         This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and, therefore, omits information that was contained in such Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

         - inspect a copy of the Registration Statement, including the exhibits and schedules, without charge, at the SEC's Public Reference Room,

         - obtain a copy from the SEC, upon payment of the fees prescribed by the SEC, or

         -        review a copy on, or obtain a copy from, the SEC's web site.

         In addition, we maintain our own internet site (www.lannett.com), which contains other information about us.

                                  LEGAL MATTERS

         The validity of the shares of our common stock being restricted hereunder will be passed upon for us by Fox Rothschild LLP, Philadelphia, PA.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule of Lannett Company, Inc. as of and for the years ended June 30, 2003 and 2002, incorporated in this prospectus by reference, have been audited by Grant Thornton LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PHARMACEUTICAL RESOURCES, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                                   PROSPECTUS
                              LANNETT COMPANY, INC.
                        4,000,000 SHARES OF COMMON STOCK
                                  MAY 21, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses payable by Lanett Company, Inc. in connection with the distribution of our securities being registered hereby. All amounts are estimated except the SEC registration fee:

           EXPENSES                          AMOUNT
           --------                          ------
SEC Registration Fee                       $ 8,184.82
Printing Expenses                          $ 4,000.00
Legal Fees and Expenses                    $20,000.00
Accounting Fees and Expenses               $ 2,500.00
American Stock Exchange Listing Fee        $45,000.00
Miscellaneous Expenses                     $   315.18
                                           ==========

             Total                         $80,000.00

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our certificate of incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Delaware law.

         Pursuant to section 145 of the Delaware General Corporation Law (the "DGCL") and subject to the procedures and limitations stated therein, our certificate of incorporation and bylaws provide that we indemnify our directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In the case of proceedings brought by or on behalf of our company, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to us for negligence or misconduct, unless the court determines otherwise. The DGCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide that a determination to indemnify (unless ordered by a court) shall be made by a majority of the Board of Directors, by independent legal counsel directed by disinterested directors or by the stockholders of our Company.

If we fail to pay in full a claim for indemnification within thirty days, then the person claiming an indemnification right may bring suit to enforce the indemnification claim. We must prove the person claiming indemnification has failed to meet the standards of conduct that make it permissible under the DGCL for us to indemnify such person.

ITEM 16. EXHIBITS

         (a)      EXHIBITS.

EXHIBIT NO.           DESCRIPTION
-----------           -----------
      5        Opinion of Fox Rothschild LLP.
   23.1        Consent of Grant Thornton LLP.
   23.2        Consent of Fox Rothschild LLP (contained in Exhibit No. 5).
     24        Power of Attorney (included on page II-4).

ITEM 17.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in
Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that subparagraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on the 19th day of May, 2004.

                                                 LANNETT COMPANY, INC.

                                                 By: /s/ William Farber
                                                    ---------------------------
                                                    William Farber
                                                    Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Farber and Larry Dalesandro, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this registration statement below.

/s/ William Farber                                      May 19, 2004
------------------------------------------------
    William Farber,
    Chairman of the Board of Directors
    And Chief Executive Officer

/s/ Larry Dalesandro                                    May 19, 2004
------------------------------------------------
    Larry Dalesandro,
    Chief Financial Officer

/s/ Arthur Bedrosian                                    May 19, 2004
------------------------------------------------
    Arthur Bedrosian,
    President

/s/ Marvin Novick                                       May 19, 2004
------------------------------------------------
    Marvin Novick,
    Director

/s/ Ronald West                                         May 19, 2004
------------------------------------------------
    Ronald West,
    Director

/s/ Myron Winkelman                                     May 19, 2004
------------------------------------------------
    Myron Winkelman,
    Director

                                INDEX TO EXHIBITS

EXHIBIT NO.                              DESCRIPTION
-----------                              -----------
      5              Opinion of Fox Rothschild LLP.
   23.1              Consent of Grant Thornton LLP.
   23.2              Consent of Fox Rothschild LLP (contained in Exhibit No. 5).
     24              Power of Attorney (included on page II-4).